EXHIBIT 99

NEWS:

The Sherwin-Williams Company ● 101 West Prospect Avenue ●

Cleveland, Ohio 44115 ● (216) 566-2140

The Sherwin-Williams Company Reports 2015 Third Quarter and First Nine Months Financial Results

•	Consolidated net income as a percentage to sales of 11.9% in the quarter was an all time high

•	Diluted net income per common share increased 18.5% to a record $3.97 per share in the quarter and increased 22.3% to a record $9.04 per share in nine months

•	Establishing EPS range of $1.70 to $1.95 for 4Q15; Increasing FY15 EPS guidance to $10.75 to $11.00 per share vs. $8.78 per share in 2014

CLEVELAND, OHIO, October 29, 2015 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and nine months ended September 30, 2015. Compared to the same periods in 2014, consolidated net sales increased $1.7 million, or 0.1%, to $3.15 billion in the quarter and increased $174.6 million, or 2.0%, to $8.73 billion in nine months due primarily to higher paint sales volume in our Paint Stores and Consumer Groups. Unfavorable currency translation rate changes decreased consolidated net sales 3.6% in the quarter and 3.2% in nine months.

Diluted net income per common share in the quarter increased to $3.97 per share from $3.35 per share in 2014 and increased in nine months to $9.04 per share from $7.39 per share last year. The increases in third quarter and nine month diluted net income per common share were due primarily to improved operating results of the Paint Stores and Consumer Groups. Currency translation rate changes decreased diluted net income per common share by $.09 per share in the quarter and $.20 in nine months.

Net sales in the Paint Stores Group increased 2.9% to $2.09 billion in the quarter and increased 5.0% to $5.53 billion in nine months due primarily to higher architectural paint sales volume. Net sales from stores open for more than twelve calendar months increased 2.1% in the quarter and increased 3.9% in nine months over last year’s comparable periods. Paint Stores Group segment profit increased $75.6 million to $507.4 million in the quarter from $431.8 million last year and increased $163.4 million to $1.12 billion in nine months from $954.0 million last year due primarily to higher paint sales volume. Segment profit as a percent to net sales increased in the quarter to 24.3% from 21.3% last year and increased in nine months to 20.2% from 18.1% in 2014.

Net sales of the Consumer Group increased 9.4% to $421.6 million in the quarter and increased 10.4% to $1.26 billion in nine months due primarily to sales of HGTV HOME® by Sherwin-Williams paint to Lowe’s stores. Segment profit increased to $88.3 million in the quarter from $79.0 million last year and increased to $257.9 million in nine months from $222.5 million last year due primarily to improved operating efficiencies. As a percent to net external sales, segment profit increased in the quarter to 20.9% from 20.5% last year and increased in nine months to 20.4% from 19.5% last year.

The Global Finishes Group’s net sales stated in U.S. dollars decreased 9.3% to $486.1 million in the quarter and decreased 7.4% to $1.46 billion in nine months. Unfavorable currency translation rate changes decreased net sales by 8.3% in the quarter and 7.6% in nine months. Stated in U.S. dollars, segment profit decreased in the quarter to $55.1 million from $60.8 million last year due primarily to unfavorable currency translation rate changes and the gain on the early termination of a customer agreement in the third quarter 2014 partially offset by decreasing raw material costs. Nine month segment profit decreased to $151.3 million from $162.1 million last year due primarily to unfavorable currency translation rate changes. Third quarter and nine month 2014 segment profit included a $6.3 million gain on the early termination of a customer agreement. Unfavorable currency translation rate changes reduced segment profit $9.0 million in the quarter and $21.7 million in nine months. As a percent to net external sales, segment profit was flat at 11.3% in the quarter versus the third quarter 2014 and 10.4% in nine months compared to 10.3% in 2014.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 22.1% to $156.0 million in the quarter and decreased 16.3% to $472.3 million in nine months due primarily to unfavorable currency translation rate changes partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 23.6% in the quarter and 18.5% in nine months. Stated in U.S. dollars, segment profit decreased in the quarter to $2.1 million from $11.8 million last year and decreased in nine months to $15.7 million from $27.4 million last year due primarily to increasing raw material costs and unfavorable currency translation rate changes partially offset by selling price increases. Unfavorable currency translation rate changes decreased segment profit $5.0 million in the quarter and $10.6 million in nine months. As a percent to net external sales, segment profit decreased in the quarter to 1.4% from 5.9% last year and decreased in nine months to 3.3% from 4.9% last year.

The Company acquired 2.575 million shares of its common stock through open market purchases in the nine months ended September 30, 2015. The Company had remaining authorization at September 30, 2015 to purchase 2.650 million shares. On October 21, 2015, the Board of Directors authorized the Company to purchase an additional 10.000 million shares of the Company’s stock for treasury purposes.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “Our Paint Stores Group posted another quarter of positive operating results and architectural volume growth. Consumer Group improved its operating results through improved operating efficiencies. The HGTV HOME® by Sherwin-Williams paint program continues to drive sales improvements in Consumer Group. Our Global Finishes and Latin America Coatings Groups are managing through the negative effects of currency devaluation and weak end market demand in some geographies. In total, it is gratifying to report another quarter of sales increases and earnings per share growth.

“We continued to invest in our business by opening forty-five net new locations in the Paint Stores Group in the first nine months. During the quarter, we continued to buy shares of our stock, and we increased the dividend rate to $.67 from $.55 last year. Our balance sheet remains flexible and is positioned well for future acquisitions and other investments in our business.

“For the fourth quarter, we anticipate our consolidated net sales will be up low single digits compared to last year’s fourth quarter. At that anticipated sales level, we estimate diluted net income per common share in the fourth quarter of 2015 to be in the range of $1.70 to $1.95 per share compared to $1.37 per share earned in the fourth quarter of 2014. For the full year 2015, we expect consolidated net sales to increase by a low single digit percentage compared to full year 2014. With annual sales at that level, we are increasing our guidance that diluted net income per common share for 2015 to be in the range of $10.75 to $11.00 per share compared to $8.78 per share earned in 2014.”

The Company will conduct a conference call to discuss its financial results for the third quarter, and its outlook for the fourth quarter and full year 2015, at 11:00 a.m. EDT on Thursday, October 29, 2015. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 29th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until November 18, 2015 at 5:00 p.m. EST.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President - Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director - Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Thousands of dollars, except per share data	2015	2014	2015	2014
Net sales	$3,152,285	$3,150,570	$8,734,708	$8,560,121
Cost of goods sold	1,577,733	1,679,615	4,497,721	4,613,612
Gross profit	1,574,552	1,470,955	4,236,987	3,946,509
Percent to net sales	49.9%	46.7%	48.5%	46.1%
Selling, general and administrative expenses	993,625	984,366	2,922,046	2,837,637
Percent to net sales	31.5%	31.2%	33.5%	33.1%
Other general expense - net	9,117	11,873	17,415	12,071
Interest expense	16,995	16,025	42,231	48,793
Interest and net investment income	32	(764)	(943)	(2,110)
Other expense (income) - net	4,061	(14,593)	4,493	(19,237)

Income before income taxes	550,722	474,048	1,251,745	1,069,355
Income taxes	176,231	147,808	395,913	336,211

Net income	$374,491	$326,240	$855,832	$733,144

Net income per common share:
Basic	$4.04	$3.42	$9.22	$7.53

Diluted	$3.97	$3.35	$9.04	$7.39

Average shares outstanding - basic	92,196,458	94,800,191	92,398,962	96,744,423

Average shares and equivalents outstanding - diluted	93,894,872	96,714,043	94,263,333	98,670,999

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the October 29th release.

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